AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2016

Registration Statement No. 333-130487

Registration Statement No. 333-110194

Registration Statement No. 333-17295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-130487

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-110194

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-17295

UNDER

THE SECURITIES ACT OF 1933

Electro Rent Corporation

(Exact Name of Registrant as Specified in Charter)

California	95-2412961
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6060 Sepulveda Boulevard

Van Nuys, CA 91411-2501

(Address of Principal Executive Office) (Zip Code)

2005 Equity Incentive Plan

2002 Stock Option Plan

1996 Stock Option Plan

1996 Director Option Plan

(Full title of the plan)

Steven Markheim

Chief Executive Officer

6060 Sepulveda Boulevard

Van Nuys, CA 91411-2501

(818) 787-2100

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

James A. Mercer, III

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real

Suite 200

San Diego, CA 92130

Telephone: (858) 720-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Electro Rent Corporation (the “Registrant”):

1. File No. 333-130487 pertaining to the registration of 1,000,000 shares of Common Stock, no par value per share, of the Registrant (“Common Stock”) for offer or sale pursuant to the Registrant’s 2005 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2005.

2. File No. 333-110194 pertaining to the registration of 1,500,000 shares of Common Stock for offer or sale pursuant to the Registrant’s 2002 Stock Option Plan, which was filed with the Commission on November 3, 2003.

3. File No. 333-17295 pertaining to the registration of 350,000 shares of Common Stock for offer or sale pursuant to the Registrant’s 1996 Stock Option Plan and 1996 Director Option Plan, which was filed with the Commission on December 5, 1996.

On June 23, 2016, the Registrant entered into an Amended and Restated Agreement and Plan of Merger with Elecor Intermediate Holding II Corporation, a Delaware corporation (“Parent”), and Elecor Merger Corporation, a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), which was adopted by the shareholders of the Registrant at a duly convened special meeting on August 5, 2016. The Registrant and Merger Sub subsequently filed an Agreement of Merger with the California Secretary of State on August 10, 2016, as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly owned subsidiary of Parent. As a result of the merger, any offering pursuant to the Registration Statements has been terminated. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby files this Amendment to remove from registration all shares registered under the Registration Statements that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on August 10, 2016.

ELECTRO RENT CORPORATION

By:	/s/ Allen Sciarillo
Allen Sciarillo Chief Financial Officer